Exhibit 99.1

PRESS RELEASE

Company Contacts:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897	512.928.7330

Press Contact:

Matthew Zintel

Zintel Public Relations

matthew.zintel@zintelpr.com

281.444.1590

FOR IMMEDIATE RELEASE

Crossroads Systems Reports Fiscal Second Quarter 2015 Financial Results

AUSTIN, Texas – June 4, 2015 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data storage solutions, reported financial results for its fiscal second quarter ended April 30, 2015.

Revenue for fiscal Q2 2015 was $1.7 million, compared to $2.3 million in the same quarter a year ago. The decrease is primarily attributable to a decrease in custom development revenue as well as an expected decrease from our OEM SPHiNX product. Gross profit for fiscal Q2 2015 was $1.3 million, or 75 percent of total revenue, compared to $1.8 million, or 80 percent of total revenue, in the same quarter a year ago. The decrease is due to a change in the mix of hardware and software products sold during the quarter.

Operating expenses for fiscal Q2 2015 increased twenty five percent to $4.5 million, compared to $3.6 million in the same period a year ago. The increase is attributable to litigation expenses related to the company’s ongoing patent infringement lawsuits against NetApp, Oracle, Cisco, Quantum, Huawei and Dot Hill.

Net loss available to common stockholders was $(3.6) million, or $(0.19) loss per share, compared to a net loss available to common stockholders of $(1.8) million, or $(0.14) loss per share, in the same quarter a year ago.

At April 30, 2015, cash, cash equivalents, and restricted cash totaled $5.1 million compared to $8.4 million in the previous quarter.

Management Commentary

Richard K. Coleman, Jr., President and CEO at Crossroads Systems, said “Although several major sales opportunities were delayed past the end of the quarter, our newest strategic partners, TIM AG in Germany and ARJ Distribution AB in Sweden, have well known and successful enterprise storage distribution channels and are working to expand our StrongBox opportunities in Europe.  Litigation expenses were higher than anticipated, but reflect our recent successful efforts to consolidate scheduling and accelerate certain inter partes review proceedings. Our Intellectual Property monetization strategy is unfolding as expected as we pursue companies that have been illegally using Crossroads’ proprietary technology. We have previously advised investors that the potential compensatory damages could be in excess of 200 million dollars and have no reason to revise that estimate.  We remain confident that we will deliver significant returns to our investors.”

Conference Call Information

Crossroads will hold a conference call on Thursday, June 4, 2015 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss the financial results. President and CEO Richard K. Coleman, Jr., CFO Jennifer Crane, and EVP Mark Hood will host the call. A question and answer session will follow management's presentation.

Date: Thursday, June 4, 2015

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Dial-In Number: (888) 438-5535

International:  (719) 325-2448

Conference ID: 3732527

To access the live or recorded webcast, visit:

http://edge.media-server.com/m/p/8nzwuz5u

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. For those unable to listen to the live call, a webcast replay of the call will be available the day after the call in the Investor Relations Events & Presentations section of the Crossroads website.

About Crossroads Systems
Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data storage solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads has been awarded more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and expected future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, the potential market for our data storage products, changes in the fair value of its derivative instruments and its ability to achieve or maintain profitability. The future performance of Crossroads Systems may be adversely affected by the following risks and uncertainties: uncertainties relating to product development and commercialization, uncertain market acceptance of Crossroads Systems products, including StrongBox, intense competition in the data protection and storage markets, variations in quarterly results and a consequence of unpredictable sales cycles and other factors, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, developments in litigation to which we may be a party, technological change in the industry, future capital requirements, regulatory actions or delays and other factors that may cause actual results to be materially different from those described or anticipated by these forward-looking statements. For a more detailed discussion of these factors and risks, investors should review Crossroads Systems’ reports on Form 10-K,  Form 10-Q,Form 8-K and other reports filed with the Securities and Exchange Commission, which can be accessed through the SEC’s website or by clicking “SEC Filings” on the company’s Investor Relations website at http://investors.crossroads.com. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. All forward-looking statements are qualified in their entirety by this cautionary statement, and Crossroads Systems undertakes no duty to update this information to reflect future events, information or circumstances.

©2015 Crossroads Systems, Inc., Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

*Tables Attached*

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	April 30,	October 31,
ASSETS	2015	2014
	(unaudited)
Current assets:
Cash and cash equivalents	$4,780	$4,676
Restricted cash	270	270

Total cash, cash equivalents and restricted cash	5,050	4,946

Accounts receivable, net of allowance for doubtful
accounts of $8 and $151, respectively	1,691	2,252
Inventory	513	357
Prepaid expenses and other current assets	518	798

Total current assets	7,772	8,353

Property and equipment, net	608	440
Other assets	87	63

Total assets	$8,467	$8,856

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,352	$1,443
Accrued expenses	1,706	1,397
Deferred revenue, current portion	1,060	1,032
Current portion of long term debt, net of debt discount	2,772	3,160

Total current liabilities	6,890	7,032

Long term debt, net of current portion and debt discount	357	1,651
Long term portion of deferred revenue, net of current portion	511	423

Stockholders' equity (deficit):
Convertible preferred stock, $0.001 par value, 25,000,000 shares authorized,
3,041,257 and 3,318,197 shares issued and outstanding, respectively	3	3
Common stock, $0.001 par value, 75,000,000 shares authorized,
19,398,345 and 15,831,810 shares issued and outstanding, respectively	19	16
Additional paid-in capital	233,174	226,208
Accumulated other comprehensive loss	(79)	(60)
Accumulated deficit	(232,408)	(226,417)

Total stockholders' equity (deficit)	709	(250)

Total liabilities and stockholders' equity	$8,467	$8,856

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2015	2014	2015	2014

Revenue:
Product	$584	$1,096	$1,446	$2,326
IP license, royalty and other	1,137	1,199	2,445	4,094

Total revenue	1,721	2,295	3,891	6,420

Cost of revenue:
Product	220	204	502	440
IP license, royalty and other	206	256	517	639

Total cost of revenue	426	460	1,019	1,079

Gross profit	1,295	1,835	2,872	5,341

Operating expenses:
Sales and marketing	808	939	1,658	1,971
Research and development	1,173	1,517	2,549	3,048
General and administrative	2,553	1,180	3,880	2,518

Total operating expenses	4,534	3,636	8,087	7,537

Loss from operations	(3,239)	(1,801)	(5,215)	(2,196)

Gain on settlement	-	-	-	1,050

Loss before other expenses	(3,239)	(1,801)	(5,215)	(1,146)

Other expense:
Interest expense	(98)	(232)	(226)	(477)
Amortization of debt discount and issuance costs	(179)	(325)	(400)	(667)
Change in value of derivative liability	-	635	-	(2,765)
Other income	-	(18)	19	(18)

Net loss	$(3,516)	$(1,741)	$(5,822)	$(5,073)

Dividends attributable to preferred stock	$(72)	$(93)	$(156)	$(248)
Net loss available to common stockholders, basic and diluted	$(3,588)	$(1,834)	$(5,978)	$(5,321)
Net loss per share available to common stockholders,
basic and diluted	$(0.19)	$(0.14)	$(0.34)	$(0.41)

Weighted average number of common shares
outstanding, basic and diluted	19,286,525	13,577,795	17,584,841	12,963,235

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended
	April 30,
	2015	2014

Cash flows from operating activities:
Net loss	$(5,822)	$(5,073)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	220	380
Loss on change in value of derivative liability	-	2,765
Amortization of debt discount	400	667
Gain on disposal of property and equipment	-	(15)
Stock-based compensation	536	1,008
Provision for doubtful accounts receivable	67	4
Changes in assets and liabilities:
Accounts receivable	468	284
Inventory	(167)	8
Prepaid expenses and other assets	147	34
Accounts payable	(80)	(277)
Accrued expenses	316	(1,150)
Deferred revenue	175	42
Net cash used in operating activities	(3,740)	(1,323)
Cash flows from investing activities:
Purchase of property and equipment	(146)	(56)
Proceeds from sale of property and equipment	-	15
Net cash used in investing activities	(146)	(41)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	6,013	5,123
Repayment of debt	(1,973)	(833)
Net cash provided by financing activities	4,040	4,290

Effect of foreign exchange rate on cash and cash equivalents	(50)	2
Change in cash and cash equivalents	104	2,928
Cash and cash equivalents, beginning of period	4,946	7,795
Cash, cash equivalents, and restricted cash end of period	$5,050	$10,723

Supplemental disclosure of cash flow information:

Cash paid for interest	$227	$492
Cash paid for income taxes	$1	$1

Supplemental disclosure of non cash financing activities:
Conversion of preferred stock to common stock	$418	$674
Common stock dividends issued to preferred shareholders	$169	$366
Warrants issued with private placement stock	$1,893	$-
Conversion of derivative liability to equity	$-	$3,537
Lease incentive received, non-cash addition to fixed assets	$243	$-